Exhibit 24(b)(4.64)

Voya Retirement Insurance and Annuity Company

ENDORSEMENT

The Contract, which includes any riders, endorsements, and other attachments to the Contract, is hereby endorsed as of the Effective Date of this Endorsement.  To the extent there is a conflict between the provisions of this Endorsement and the Contract, the provisions of this Endorsement shall control.  Any capitalized terms not defined in this Endorsement but defined in the Contract shall have the meaning given to them in the Contract.  Where used in this Endorsement, the term Contract shall mean a Contract and a Certificate, as applicable.

Schedule

Fixed Plus Account II A Guaranteed Minimum Interest Rate:	[0%-1%]

GA Account Guaranteed Minimum Interest Rate:	0%

1.	Definitions

Any reference to "Purchase Payments" in this Endorsement includes references to "Net Purchase Payments", "deposits" or "Contributions" for those contracts and certificates being endorsed that use such terminology.

Any reference to "In Good Order" in this Endorsement means an authorized instruction to us from a Participant, Plan sponsor or Contract Holder that utilizes such medium as we may require, when it is given with such clarity and completeness that we are not required to exercise any discretion to carry it out.

Any reference to "investment options" in this Endorsement means the "Funds" and "accumulation options" available under the Contract.

The definition of Transfers in General Definitions, section 1.31 includes the Fixed Plus Account II A.

2.	Addition of a Fixed Account

An additional fixed account, hereinafter referred to as "Fixed Plus Account II A", is added to the General Definitions section.  Fixed Plus Account II A is an accumulation option available under the Contract with a guaranteed minimum interest rate as specified in the Schedule shown above.  Fixed Plus Account II A is an obligation of our General Account.

On any Purchase Payments made to Fixed Plus Account II A, the Company will add interest daily at an annual rate that is no less than the guaranteed minimum interest rate applicable to Fixed Plus Account II A.

Subject to the guaranteed minimum interest rate, the interest rate to be credited to the amounts allocated to Fixed Plus Account II A may be changed at any time, except that any interest rate to be credited following a rate change initiated solely by the Company that is not a result of changes to plan administration will be guaranteed to remain in effect until the last day of the three month period measured from the first day of the month such change was made.

3.	Asset Rebalancing

The following is added to Asset Rebalancing in the General Definitions section:

Account values invested in the Fixed Plus Account II A are not eligible to be rebalanced.

4.	Dollar Cost Averaging

The following is added to Dollar Cost Averaging in the General Definitions section:

The Fixed Plus Account is no longer an available investment option for purposes of systematic transfers under the Dollar Cost Averaging program.  Any references to "Fixed Plus Account" under the Dollar Cost Averaging provision of the Contract is revised to refer to the Fixed Plus Account II A.

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5.	Loans

The following is added to the Loan section:

Unless we agree otherwise, any request for loans from general account assets will be taken first from the Fixed Plus Account until no amounts remain in the Fixed Plus Account, and then from the Fixed Plus Account II A.  The Fixed Plus Account is no longer available for loan repayments.  Any loan repayments directed to the Fixed Plus Account will automatically be re-directed to the Fixed Plus Account II A.

6.	Net Purchase Payments

The following is added to section 3.01 Net Purchase Payments:

The Fixed Plus Account is no longer an available accumulation option under the Contract.

The Fixed Plus Account is closed to any type of allocations or Net Purchase Payments, regardless of whether recurring, non-recurring, transfers, rollovers, exchanges, or reallocations, or referred to as investments or reinvestments, and therefore such allocations or Net Purchase Payments will be automatically re-directed to the Fixed Plus Account II A.

Allocations or Net Purchase Payments to the Fixed Plus Account II A are permitted to the same extent allocations or Net Purchase Payments to the Fixed Plus Account were permitted prior to the Effective Date of this Endorsement.  Any reference to allocations or Net Purchase Payments to the Fixed Plus Account shall mean allocations or Net Purchase Payments to the Fixed Plus Account II A.

7.	Current Value

The Fixed Plus Account II A, including any interest added thereon, is also included in the definition of  Current Value under section 1.07 of the General Definitions section.

8.	Transfers

(a)	Section 3.07 Transfer of Current Value from the Funds or GA Account is modified to replace all references to Fixed Plus Account to Fixed Plus Account II A.

(b)	The following is added as a new section after section 3.08 Transfer of Current Value from the Fixed Plus Account:

Transfers of Current Value from the Fixed Plus Account II A:

Transfers from the Fixed Plus Account II A to investment options other than the Fixed Plus Account are permitted.  Such Transfers are subject to a limit referred to as the "Fixed Plus Account II A Annual Transfer and Partial Surrender Limit."  For purposes of this section, the Fixed Plus Account II A Annual Transfer and Partial Surrender Limit is determined as follows:

Twenty percent of the amount in the Fixed Plus Account II A may be transferred in each of four consecutive 12 month periods and the balance transferred in the fifth 12-month period subject to the following conditions:

(a)	During the five-year period, no additional amounts may be allocated to or transferred from the Fixed Plus Account II A;

(b)	We will include any amount transferred, taken as a loan or used to purchase Annuity payments during the prior 12-month period when calculating the 20% amount; and

(c)	Amounts paid under a systematic distribution option are included when calculating the 20% amount.

The amount available for Transfer from the Fixed Plus Account II A is based on the Current Value in the Fixed Plus Account II A on the Business Day we receive the Transfer request in Good Order at our Home Office, reduced by any amount withdrawn, transferred, taken as a loan, or used to purchase Annuity payments during the 12 months prior to the Transfer request.

The Contract Holder or Participant, as applicable, may request a Transfer by completing a Transfer request form In Good Order and forwarding it to our Home Office.

Unless we agree otherwise, any request for transfers from general account assets will be transferred first from the Fixed Plus Account until depleted, and then from the Fixed Plus Account II A.

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9.	Notices

The following is added to Section 3.09:

The annual notice required to be provided to the Contract Holder and the Participants, as applicable, will include the value of any amounts held in the Fixed Plus Account II A.

10.	Partial Surrenders from the Fixed Plus Account II A

The following is added as a new paragraph under section 3.13 Payment of Surrender Value:

Partial Surrenders from the Fixed Plus Account II A

Except as provided below, partial surrenders from the Fixed Plus Account II A are permitted, subject to the Fixed Plus Account II A Annual Transfer and Partial Surrender Limit.  For purposes of this section, the Fixed Plus Account II A Annual Transfer and Partial Surrender Limit is determined as follows:

During each rolling 12-month period, 20% of the amount available for surrender may be withdrawn by a Participant from the Fixed Plus Account II A.

The amount available for surrender is based on the Current Value in the Fixed Plus Account II A on the Business Day we receive the surrender request in Good Order at our Home Office, reduced by any amount withdrawn, transferred, taken as a loan, or used to purchase Annuity payments during the 12 months prior to the request.  We also have the right to reduce the amount available by deducting any amount withdrawn under a systematic distribution option.

The Contract Holder or Participant, as applicable, may request a partial surrender by completing a partial surrender request form In Good Order and forwarding it to our Home Office.

When a partial surrender is requested by a Participant, the Fixed Plus Account II A Annual Transfer and Partial Surrender Limit does not apply when the surrender is:

(a)	Due to a Participant's death before Annuity payments begin;

(b)	Used to purchase Annuity payments;

(c)	Due to either of the following conditions:

(1)

a Participant's separation from service, (provided, however, that such waiver shall not apply due to a Participant's severance from employment that would not otherwise qualify as a separation from service), and when:

(i)	Separation from service is documented in a form acceptable to us; and

(ii)

The amount is paid directly to the Participant or as a direct rollover to a Code 403(b) or 401 Plan or an Individual Retirement Account or Individual Retirement Annuity designated by the Participant; or

(2)	As defined in the Internal Revenue Code, due to a Participant's:

(A)	Financial hardship for 403(b) Plans;

(B)	In-service distribution permitted by the Plan for governmental 401(a) Plans; or

(C)	Disability for 403(b) or 401(a) Plans and when:

(i)	If applicable, disability is certified by the employer;

(ii)	The amount is paid directly to the Participant; or

(d)

For 401 or 403(b) Plans, as a loan taken in accordance with the terms of the Plan. The amount withdrawn is made on a pro-rata basis from each of the investment options in which the Individual Accounts are invested. Certain investment options may be excluded from the pro rata withdrawal requirement as directed by the Participant at the time of the loan and agreed to by the Company.

In addition, the above Fixed Plus Account II A Annual Transfer and Partial Surrender Limit does not apply when the amount in the Fixed Plus Account II A is less than or equal to $5,000.

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11.	Payment of Surrender Value

The following is added as a new paragraph under section 3.13 Payment of Surrender Value:

Full Surrenders from the Fixed Plus Account II A

The Contract Holder or Participant, as applicable, may make a full surrender from the Fixed Plus Account II A as follows:

(a)	The Contract Holder may withdraw the sum of the value of all Individual Accounts under the Contract provided the Contract Holder controls the Contract; and

(b)	A Participant or the Contract Holder, as applicable, may withdraw the entire value of the Individual Account(s) established for that Participant subject to the terms of this provision.

Once we receive a full surrender request in Good Order at our Home Office, no additional Transfers, partial surrenders, or loans are allowed.

For a full surrender (which excludes benefit payments) paid to a Contract Holder or to a Participant, we will pay the applicable amount, with interest in accordance with the terms of the Contract, as follows:

(1)

One-fifth of the following amount:  The value of the sum of all Individual Accounts, as applicable, in the Fixed Plus Account II A as of the Business Day we receive the request in Good Order at our Home Office reduced by the amount, if any, transferred, taken as a loan or withdrawn either by the Contract Holder or Participant, or used to purchase Annuity payments during the prior 12 months; then

(2)

One-fourth of the remaining amount 12 months later reduced by the amount, if any, transferred, taken as a loan or withdrawn either by the Contract Holder or Participant, or used to purchase Annuity payments during the prior 12 months; then

(3)

One-third of the remaining amount 12 months later reduced by the amount, if any, transferred, taken as a loan or withdrawn either by the Contract Holder or Participant, or used to purchase Annuity payments during the prior 12 months; then

(4)

One-half of the remaining amount 12 months later reduced by the amount, if any, transferred, taken as a loan or withdrawn either by the Contract Holder or Participant, or used to purchase Annuity payments during the prior 12 months; then

(5)	The balance of the Current Value in the Fixed Plus Account II A, 12 months later.

Payment of the applicable amount from the Fixed Plus Account II A as described above does not apply when the Withdrawal is made due to any of the following:

(a)

When the amount in the Fixed Plus Account II A is $5,000 or less (or, if applicable, as otherwise allowed by the Plan for a lump-sum cash-out initiated by the Contract Holder without Participant consent) and during the previous 12 months no amounts have been withdrawn, transferred, taken as a loan, or used to purchase Annuity payments;

(b)	Due to a Participant's death before Annuity payments begin;

(c)	Due to individual account termination;

(d)	To purchase Annuity payments;

(e)	Due to a Participant's separation from service, and when:

(1)	Separation from service is documented and certified by the employer; and

(2)

The amount is paid directly to the Participant or as a direct rollover to another Code Section 403(b) or 401 plan or an Individual Retirement Account or Individual Retirement Annuity designated by the Participant; or

(f)	As defined in the Internal Revenue Code due to a Participant's:

(A)	Financial Hardship for 403(b) Plans;

(B)	In-service distribution permitted by the Plan for 401(a) Plans in the government market; or

(C)	Disability for 403(b) or 401(a) Plans and when:

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(i)	If applicable, certified by the employer; and

(ii)	The amount is paid directly to the Participant; or

(g)

For 401 or 403(b) Plans, as a loan taken in accordance with the terms of the Plan. The surrender is made on a pro-rata basis from each of the investment options in which the Individual Accounts are invested. Certain investment options may be excluded from the pro rata withdrawal requirement as directed by the Participant at the time of the amount withdrawn for the loan and agreed to by the Company.

The Contract Holder or Participant, as applicable, may cancel a full surrender request from the Fixed Plus Account II A at any time.

Unless we agree otherwise and notwithstanding any other provision in the Contract to the contrary, any request for partial or full surrenders from general account assets will be deducted first from the Fixed Plus Account until depleted, then from the Fixed Plus Account II A.

12.	Guaranteed Accumulation Account ("GA Account")

The following provision is added to section 1.14 GAA:

The Company may stop accepting allocations or Net Purchase Payments, or allowing amounts to be reinstated to the Terms of the GA Account, at any time upon 30 days' written notice to the Contract Holder. The discontinuance of the Terms of the GA Account for new allocations shall apply to both new and in force Participants, unless the notice specifies otherwise. Unless we receive alternative allocation instructions, amounts directed to, or to be reinvested in, the Terms of the GA Account after the date on which allocations are no longer accepted will be automatically allocated among the other available investment options according to the most recent allocation instructions we have on file. If the most recent allocation instructions we have on file do not include any other available investment options, we must be provided with alternative allocation instructions.

13.	Guaranteed Rates - GA Account

The following replaces the last sentence of the first paragraph of section 1.15 Guaranteed Rates - GA Account in the General Definitions section:

All Net Purchase Payments allocated to a GA Account guaranteed term earn a rate of interest which we determine and which is guaranteed when the Net Purchase Payment remains in the guaranteed term until the Maturity Date.  On and after the Effective Date of this Endorsement, the rate credited will never be less than the GA Account Guaranteed Minimum Interest Rate specified in the Schedule shown above.  For guaranteed terms of one year or less, one guaranteed rate is credited for the full guaranteed term.  For longer guaranteed terms, we may credit an initial guaranteed interest rate from the date of deposit to the end of a specified period within the guaranteed term.  We may credit different interest rates for subsequent specified periods throughout the guaranteed term.

14.	Reinstatement

The following is added after the last paragraph of section 3.15 Reinstatement:

Amounts that would have been reinstated to the Fixed Plus Account prior to the Effective Date of this Endorsement may instead be reinstated to the Fixed Plus Account II A.

Any amount that would have been reinstated to the GA Account prior to the Effective Date of this Endorsement may be reinstated pursuant to the terms of the Contract, unless otherwise prohibited in accordance with the restrictions and limitations specified under paragraph 12 above.

Reinstatement is permitted only once.  If any amounts have been reinstated prior to the Effective Date of this Endorsement, no further amounts may be reinstated.

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15.	Annuity Options

Under Section IV Annuity Provisions, Option 2, the limits on the number of years chosen for amounts invested in the Fixed Plus Account applies to the Fixed Plus Account II A as well.

16.	Nonwaiver

The following is added as a new section under Section II General Provisions:

Failure by the Company to exercise a right or reservation specified in the Contract or this endorsement, as applicable, shall not constitute a waiver of such right or such reservation at any subsequent time.

17.	Participant Independent Judgment

The following is added as a new section under Section II General Provisions:

The Contract Holder or its agent(s) agrees that Participants will exercise their own independently determined judgments, without influence or direction by the Contract Holder, or such agent(s), in regard to their actions under the Plan. Upon request by the Company, the Contract Holder or its agent(s) will furnish us with copies of communications to Participants concerning the Plan. We reserve the right to treat any action under this Contract as non-Participant directed, if it appears from the circumstances that the Participants' actions were influenced by the Contract Holder or its agent(s).

Effective Date

The Effective Date of this endorsement is the date this endorsement is accepted by the Contract Holder.

/s/Charles P. Nelson
President Voya Retirement Insurance and Annuity Company

Accepted:
Contract Holder Name:

By:

Name: Title:

Date:

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